SCHEDULE 13G

                                 (RULE 13D-102)

  Information to be Included in Statements Filed Pursuant to Rule 13d-1(b),(c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                               Nature Vision, Inc.
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                                (Name of Issuer)

                          Common Stock, $.16 par value
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                         (Title of Class of Securities)

                                   63902E 10 6
                  --------------------------------------------
                                 (CUSIP Number)

                                December 15, 2004
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 63902E 10 6
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     1.    Names of Reporting Persons/I.R.S. Identification Nos. of Above
           Persons (Entities Only). DEAN CAPRA
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     2.    Check the Appropriate Box if a Member of a Group N/A (See
           Instructions)
           (a) [_]
           (b) [_]
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     3.    SEC Use Only
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     4.    Citizenship or Place or Organization         UNITED STATES
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Number of            5.   Sole Voting Power             151,883
Shares Bene-         -----------------------------------------------------------
ficially by          6.   Shared Voting Power           0
Owned by Each        -----------------------------------------------------------
Reporting            7.   Sole Dispositive Power        151,883
Person With:         -----------------------------------------------------------
                     8.   Shared Dispositive Power      0
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     9.    Aggregate Amount Beneficially Owned by Each Reporting Person  151,883
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     10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares  [_]
            (SEE Instructions) N/A
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     11.   Percent of Class Represented by Amount in Row (9)  7.0%
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     12.   Type of Reporting Person (See Instructions) IN
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ITEM 1(a)    NAME OF ISSUER

             Nature Vision, Inc.

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

             213 NW 4th Street, Brainerd, Minnesota 56401

ITEM 2(a)    NAME OF PERSON FILING

             Dean Capra

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

             8565 Central Avenue Northeast, Blaine, Minnesota 55434

ITEM 2(c)    CITIZENSHIP

             United States

ITEM 2(d)    TITLE OF CLASS OF SECURITIES

             Common Stock, $.16 par value

ITEM 2(e)    CUSIP NUMBER

             63902E 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             (a)   [_]   Broker or dealer registered under section 15 of the
                         Exchange Act.

             (b)   [_]   Bank as defined in Section 3(a)(6) of the Exchange Act.

             (c)   [_]   Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act.

             (d)   [_]   Investment company registered under Section 8 of the
                         Investment Company Act.

             (e)   [_]   An investment adviser in accordance with Rule
                         13d-1(b)(1)(ii)(E).

             (f)   [_]   An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F).

             (g)   [_]   A parent holding company or control person in
                         accordance with Rule 13d-1(b)(1)(ii)(G).

             (h)   [_]   A savings associations as defined in Section 3(b) of
                         the Federal Deposit Insurance Act.

             (i)   [_]   A church plan that is excluded from the definition of
                         an investment company under section 3(c)(14) of the Investment Company Act.

             (j)   [_]   Group, in accordance with Rule13d-1(b)(1)(ii)(J).

ITEM 4.      OWNERSHIP.

             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

             (a)   Amount beneficially owned: 151,883

             (b)   Percent of class: 7.0%

             (c)   Number of shares as to which the person has:

                   (i)   Sole power to vote or to direct the vote 151,883

                   (ii)  Shared power to vote or to direct the vote 0

                   (iii) Sole power to dispose or to direct the disposition of
                         151,883

                   (iv) Shared power to dispose or to direct the disposition of 0

             INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE Rule 13d-3(d)(1).

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

INSTRUCTION. Dissolution of a group requires a response to this item.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             N/A.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

             N/A.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             N/A.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

             N/A.

ITEM 10.     CERTIFICATION

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   February 11, 2005
                                           ---------------------------------
                                                         Date


                                                    /s/ Dean Capra
                                           ---------------------------------
                                                       Signature


                                                      Dean Capra
                                           ---------------------------------
                                                      Name/Title